MADSEN & ASSOCIATES CPA’S, INC.

684 EAST VINE STREET, STE 3

MURRAY, UTAH  84107

(801) 268-2632

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Shareholders

China Beauty Group, Inc.

We hereby consent to the inclusion in this S-1 Amendment No. 1 Registration Statement of China Beauty Group, Inc. of our report dated December 18, 2007, relating to the financial statements of China Beauty Group, Inc. as of March 31, 2007 and 2006 and for the two years ended March 31, 2007 and 2006, and to the use of our name as it appears under the caption "Experts".

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

February 25, 2008